Exhibit 99.1

Fluent, Inc. Announces $5.75 Million Registered Direct Offering and $2.75 Million Concurrent Private Offering

NEW YORK, November 29, 2024 (GLOBE NEWSWIRE) – Fluent, Inc. (NASDAQ: FLNT) (“Fluent”), a leader in performance marketing, today announced that it has entered into a definitive agreementfor the purchase and sale of 2,483,586 shares of its common stock at a purchase price of $2.3152 per share of common stock in a registered direct offering (the “Registered Direct Offering”). In addition, in a concurrent private placement, Fluent will issue unregistered pre-funded warrants to purchase up to 1,187,802 shares of its common stock at a purchase price of $2.3147 per unregistered pre-funded warrant (the “Concurrent Private Placement,” together with the Registered Direct Offering, the “Offerings”). The exercisability of the pre-funded warrants will be subject to stockholder approval. If such stockholder approval is obtained, the pre-funded warrants may be exercised at any time at an exercise price of $0.0005 per share until all of the pre-funded warrants are exercised in full. The closing of the Registered Direct Offering is expected to occur on or about December [3], 2024 and the closing of the Concurrent Private Placement is expected to occur within two business days of the date of the securities purchase agreement associated with such offering, subject to the satisfaction of customary closing conditions.

The net proceeds to Fluent from the Registered Direct Offering is expected to be approximately $5.3 million, after deducting placement agent fees and offering expenses payable by Fluent. The net proceeds to Fluent from the Concurrent Private Placement is expected to be approximately $2.7 million, after deducting offering expenses payable by Fluent. Fluent intends to use the net proceeds from the Offerings for general corporate purposes which may include capital expenditures, working capital and general and administrative expenses.

ThinkEquity is acting as a placement agent for the Registered Direct Offering.

The shares of common stock being offered in the Registered Direct Offering are being offered by Fluent pursuant to a “shelf” registration statement on Form S-3 (File No. 333-281805) previously filed with the Securities and Exchange Commission (the “SEC”) on August 28, 2024 and declared effective by the SEC on September 9, 2024. The offering of the shares of common stock in the Registered Direct Offering is made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. A final prospectus supplement and accompanying prospectus relating to the Registered Direct Offering will be filed with the SEC. Electronic copies of the final prospectus supplement and accompanying prospectus may be obtained, when available, on the SEC’s website at http://www.sec.gov.

The pre-funded warrants described above are being issued in a Concurrent Private Placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and, along with the shares of common stock underlying such pre-funded warrants, have not been registered under the Securities Act, or applicable state securities laws. Accordingly, the pre-funded warrants and underlying shares of common stock may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Fluent, Inc.

Fluent, Inc. (NASDAQ: FLNT) has been a leader in performance marketing since 2010, offering customer acquisition and partner monetization solutions that exceed client expectations. Leveraging untapped channels and diverse ad inventory across partner ecosystems and owned sites, Fluent connects brands with consumers at the most optimal moment, ensuring impactful engagement when it matters most. Constantly innovating and optimizing for performance, Fluent unlocks additional revenue streams for partners and empowers advertisers to acquire their most valuable customers at scale. For more insights visit https://www.fluentco.com/.

Forward-Looking Statement

This press release contains forward-looking statements. All statements other than statements of historical facts are “forward-looking statements” within the meaning of federal securities laws. In some cases, you can identify forward-looking statements by terminology such as “will,” “would,” “expect,” “intend,” “plan,” “objective,” or comparable terminology referencing future events, conditions or circumstances, or the negative of such terms. Forward-looking statements in this press release include, without limitation, statements about the completion of the Offerings, the satisfaction of customary closing conditions related to the Offerings, the intended use of proceeds from the Offerings, market and other conditions. Although Fluent believes that it has a reasonable basis for the forward-looking statements contained in this press release, they are based on management’s current beliefs and expectations about future events and circumstances and are subject to risks and uncertainties, all of which are difficult to predict and many of which are beyond the Company’s control. These risks, described under “Risk Factors” in Fluent’s most recently filed annual report on Form 10-K, as updated from time to time in Fluent’s quarterly reports on Form 10-Q and other filings with the SEC, may cause actual results, performance or achievements to differ materially from those expressed or implied by forward-looking statements in this press release. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they were made. Fluent undertakes no obligation to update any forward-looking statement contained in this press release to reflect events that occur or circumstances that exist after the date of this press release, except as required by law.

Contact Information:

Investor Relations

Fluent, Inc.

InvestorRelations@fluentco.com